EXHIBIT 2.1
EXECUTION VERSION

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT is entered into as of this 28th day of July 2017 (this “Amendment”), by and between Sears Holdings Corporation, a Delaware corporation (“Seller”), and Stanley Black & Decker, Inc., a Connecticut corporation (“Purchaser”). Seller and Purchaser are herein referred to individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the PSA (as defined below).
RECITALS

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of January 5, 2017, as amended by the First Amendment thereto, dated as of April 13, 2017 (as so amended, the “PSA”); and
WHEREAS, Seller and Purchaser desire further to amend and modify the PSA as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
1.Amendments. The PSA is hereby amended as follows:
a.The reference to “within 85 calendar days thereafter” in Section 2.7(b) of the PSA is hereby deleted and replaced with the following: “not later than July 3, 2017 (or such other date as may be mutually agreed upon in writing by Seller and Purchaser)”.
b.    Each instance of “quarter” or “fiscal quarter” in Section 5.13 of the PSA shall be deemed to refer to the applicable fiscal quarter of Purchaser.
c.    Section 5.13(a)(i) of the PSA is hereby deleted and replaced with the following:
(i)    From and after the Closing, not later than 30 days following the completion of each fiscal quarter of Purchaser beginning with the Initial Fiscal Quarter, the Reporting Party shall deliver to the Calculating Party a statement detailing its Quarterly Lifetime Warranty Expense and Quarterly Lookback Sales Amount (such statement, the “Reporting Party Quarterly Warranty Statement”).
d.    Clause (A) of Section 5.13(a)(ii) of the PSA is hereby deleted and replaced with the following: “(A) the completion of each fiscal quarter of Purchaser beginning with the Initial Fiscal Quarter and”.

e.    The following is hereby inserted as clause (iii) of Section 5.13(e) of the PSA, and all subsequent clauses of Section 5.13(e) of the PSA are renumbered accordingly:
(iii)    “Initial Fiscal Quarter” means Purchaser’s fiscal quarter ended June 30, 2017 or such subsequent fiscal quarter of Purchaser as may be mutually agreed upon in writing by Seller and Purchaser.
f.    Clause (iv) of Section 5.13(e) of the PSA, as renumbered in accordance with the immediately preceding paragraph, is hereby deleted and replaced with the following:
(iv)    “Quarterly Lifetime Warranty Expense” means, for a specified fiscal quarter (or, with respect to the Initial Fiscal Quarter, for the period beginning on and including the Closing Date and ending on and including the date on which the Initial Fiscal Quarter ends), an amount equal to the aggregate expense incurred by Purchaser or Seller (including, without duplication, in the case of Seller, the SHO Group) and their respective Affiliates, as applicable, in respect of the repair or replacement of Lifetime Warranty Products (other than any recall thereof, which is the subject of Section 5.13(g)), such amount to be determined in accordance with GAAP and Seller’s or Purchaser’s, as applicable, quarterly and annual financial statements.
g.    Attachment G (Craftsman Trademarks) to the Seller Disclosure Letter is hereby amended and restated in its entirety in the form attached hereto as Exhibit A, effective as of the Closing.
2.Effect of Amendment. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the PSA, the Seller Disclosure Letter, the Schedules or the Exhibits to the PSA not expressly referred to in Section 1 of this Amendment. Except as specifically modified and amended hereby, the PSA, the Seller Disclosure Letter, the Schedules and the Exhibits to the PSA shall remain unchanged and in full force and effect. References to the date of the PSA, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the PSA shall continue to refer to January 5, 2017.
3.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Party. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
4.Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
a.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.
b.    Each Party irrevocably submits to the jurisdiction of any New York state or federal court in any Action arising out of or relating to this Amendment, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, to the extent permitted by Law, that final and unappealable judgment against either of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
c.    EACH PARTY TO THIS AMENDMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. NEITHER PARTY TO THIS AMENDMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AMENDMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AMENDMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 4 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the Parties as of the day first written above.

SEARS HOLDINGS CORPORATION,
by
/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Controller and Head of
Capital Market Activities

STANLEY BLACK & DECKER, INC.,
by
/s/ Corbin Walburger
Name: Corbin Walburger
Title: Vice President, Business
Development

[Signature Page to Second Amendment to Purchase and Sale Agreement]

Exhibit A
[See attachment.]

Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any omitted exhibit to the U.S. Securities and Exchange Commission upon request.